EXHIBIT 23.3

[LETTERHEAD OF H.J. GRUY AND ASSOCIATES, INC.]

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

H.J. Gruy and Associates, Inc. hereby consents to the incorporation by reference our reports, or information contained therein, dated February 17, 2004, March 4, 2005, and February 21, 2006,  prepared for Whittier Energy Corporation in the Registration Statement on Form S-8 of Whittier Energy Corporation for the filing dated on or about September 5, 2006 and the Whittier Energy Corporation Annual Report on Form 10-KSB for the year ended December 31, 2005.

H.J. GRUY AND ASSOCIATES, INC.

by:	/s/ Sylvia Castilleja
Sylvia Castilleja, P.E.
Senior Vice President

September 5, 2006
Houston, Texas